Exhibit 10f

C. R. Bard, Inc. Agreement and Plans Trust

This Trust Agreement amended and restated as of the 8th day of February, 1989, by and between C. R. Bard, Inc., a New Jersey corporation (the “Company”), Chase Manhattan Bank, N.A. (the “Trustee”) and The Andesa Companies, Inc., a Pennsylvania corporation (the “Consulting Firm”). This Trust Agreement provides for the establishment of a trust to be known as the C. R. Bard, Inc. Agreement and Plans Trust (hereinafter called the “Trust”) to provide a source for payments required to be made under the contracts, agreements and plans listed on Exhibit A as amended from time to time (the “Agreements”) between the Company and certain of its key management personnel or members of its Board of Directors (the “Participants”).

WITNESSETH:

WHEREAS, the Company wishes to establish the Trust and to transfer to the Trust certain assets to be held therein, subject to the claims of the Company’s creditors in the event of the Company’s insolvency or bankruptcy, until paid to the Participants in such manner and at such time as specified in this Trust Agreement; and

WHEREAS, it is the intention of the Company to make contributions in addition to the Initial Contribution

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(as defined below) (such additional contributions are referred to herein as the “Additional Contributions” and, together with the Initial Contributions, collectively known as “Contributions”) to the Trust upon or in anticipation of the occurrence of a Change of Control of the Company;

NOW, THEREFORE, the parties hereto do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Trust Fund

(a) Subject to the claims of its creditors as set forth in Section 5, the Company hereby deposits with the Trustee in trust One Hundred Dollars ($100.00) (the “Initial Contribution”) which shall become the initial principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. The Trustee shall have no obligation to invest the Initial Contribution in an interest-bearing account.

(b) The Trust is intended to be a grantor trust, within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly. The purpose of the Trust is to assure that the Company’s obligations to the Participants pursuant to the Agreements are fulfilled. The Trust is not designed to qualify under Section 401(a) of the Code.

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(c) The principal of the Trust, and any earnings thereon (such principal, together with any earnings thereon, reduced by any losses and distributions from the Trust and any other reductions thereof, is sometimes referred to herein as the “Trust Assets”), shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes herein set forth. The Participants shall not have any preferred claim on, or any beneficial ownership interest in, any of the Trust Assets prior to the time such Trust Assets are paid to the Participants pursuant to the terms of this Trust Agreement, and all rights created under the Agreements and this Trust Agreement shall be mere unsecured contractual rights of the Participants against the Company.

(d) The Trustee shall have full discretion in and sole responsibility for investment, management and control of the Trust Assets. The nature of this Trust is such that the Trustee should only make short-term investments with a stated maturity of twelve months or less from the date of purchase by the Trustee. The Trust Assets shall only be invested in obligations of or guaranteed by the United States of America in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a similar rating service or in certificates of deposit, bank repurchase

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agreements or bankers acceptances (including those of the Trustee) of commercial banks with capital exceeding $1,000,000,000 the securities of which or the securities of the holding company of which are rated in the highest category by a nationally-recognized credit agency (“Permitted Investments”) or in money-market funds which are invested solely in Permitted Investments.

Section 2. Contributions

(a) The Company may make such Contributions to the Trust as the Board of Directors of the Company deems appropriate from time to time.

(b) As soon as practicable following a Change of Control (as defined in Section 3(c) hereof), the Consulting Firm (as defined in Section 3(e) hereof) shall calculate the aggregate amount due pursuant to each Agreement without regard to any reduction required under such Agreements to avoid any such payment being nondeductible to the Company pursuant to Section 280G of the Code (the aggregate of such amounts for all the Agreements, plus an amount sufficient to pay the estimated expenses of the Trust for its estimated term, is hereinafter referred to as the “Maximum Amount Payable”). The Consulting Firm shall promptly furnish such calculation to the Company (in the case of the calculation regarding the expenses of the Trust, after consultation with

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the Trustee) and the Company shall have the obligation to make Additional Contributions to the Trust, and shall make Additional Contributions to the Trust, within three business days of the receipt of such calculation, in an amount equal to the excess (the “Excess”), if any, of the Maximum Amount Payable over the then fair market value of the Trust Assets or shall direct the Trustee to draw down a letter of credit held by the Trust in such amount. If at any time following a Change of Control a valuation of the Trust Assets occurs pursuant to this Trust Agreement and it is determined by the Consulting Firm that an Excess shall exist, the Company shall promptly contribute such amount to the Trust as is necessary to eliminate the Excess or direct the Trustee to draw down a letter of credit held by the Trust in such amount.

(c) Anything in Section 2(b) hereof to the contrary notwithstanding, in the event of a Potential Change of Control (as defined in Section 3(d) hereof), the Company shall have the obligation to make additional contributions to the Trust in an amount equal to the Excess or direct the Trustee to draw down a letter of credit held by the Trust in such amount. If a Change of Control shall not have occurred within ninety (90) days of a Contribution made pursuant to this Section 2(c) and the Board of Directors adopts a resolution to the effect that, for purposes of this Trust Agreement,

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a Change of Control is not imminent, any amounts contributed to the Trust pursuant to this Section 2(c), together with any earnings thereon, shall be paid by the Trustee to the Company.

(d) The Company shall make all required Contributions to the Trust in cash. Alternatively, the Company may at any time provide the Trustee with an irrevocable and unconditional letter of credit sufficient for the Trustee to draw down an amount equal to all required Contributions. If at any time the Trust has been provided with a letter of credit by the Company, the Company will direct the Trustee (i) when to draw down on such letter of credit and in what amount and (ii) whether, if necessary, to renew the Letter of Credit or change its amount or terms. All Contributions so received (including any cash received on the draw down of a Letter of Credit), together with the income therefrom and any increment thereon, shall be held, managed and administered by the Trustee as a single commingled Trust pursuant to the terms of this Trust without distinction between principal and income. Neither the Trustee nor the Consulting Firm shall have any duty to require any Contributions to be made to the Trust by the Company or to determine that a Change of Control or Potential Change of Control has occurred.

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(e) Anything in Section 2 to the contrary notwithstanding, the Trustee shall return to the Company as soon as feasible following the close of each calendar quarter within each calendar year the excess, if any, of (i) the then aggregate fair market value of the Trust Assets over (ii) 150% of the Maximum Amount Payable, as determined by the Consulting Firm at the request of the Company.

(f) The Company may at any time or from time to time make additional deposits of cash or other property in Trust with the Trustee to augment the Trust Assets to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(g) The Company shall have a duty to inform the Trustee whenever a Change of Control or Potential Change of Control has occurred. If any two Participants notify the Trustee in writing that a Change of Control has occurred then, unless, in the opinion of nationally recognized counsel to the Company (which opinion may be based on representations of fact as long as counsel does not know that such representations are untrue) such a Change of Control has not occurred, a Change of Control will be deemed to have occurred for purposes of this Trust Agreement.

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Section 3. Accounting by the Trustee and Consulting Firm

(a) The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be done, including such specific records as shall be agreed upon in writing between the Company and the Trustee. All such accounts, books and records as well as the accounts and records of the Consulting Firm maintained pursuant to Section 3(b) shall be opened to inspection and audit at all reasonable times by the Company and on an annual basis, after receipt of the written account described in the next sentence, by the Participants; provided, however, that no Participant shall have access to information about another Participant’s Account (as established pursuant to Section 3(b) hereof) other than in the normal course of performing his duties as an employee of the Company. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company and the Consulting Firm a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities

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and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be, and the book and fair market value of any such asset. The Consulting Firm shall send a copy of such written account to each Participant at the address provided by the Company.

(b) As soon as practicable following a “Change of Control” of the Company (as defined below), the Consulting Firm shall establish and maintain a memorandum account for each Participant and with respect to each Agreement applicable to the Participant or with respect to which the Participant is a participant (the “Participant’s Account”). The Consulting Firm shall credit each Participant’s Account in an amount equal to the amount which would be due to the Participant pursuant to each Agreement applicable to such Participant or pursuant to which the Participant is a participant upon satisfaction of the conditions under such Agreement which give rise to the obligation of the Company to pay such amount to the Participant (the “Agreement Payments”). The Consulting Firm shall calculate the Agreement Payments with respect to each Participant as soon as practicable following a Change of Control. The Trustee shall notify the

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Consulting Firm of any payment made from the Trust to the Participant or the Participant’s beneficiaries pursuant to the terms of an Agreement applicable to a Participant or pursuant to which such Participant is a participant and the Company shall notify the Consulting Firm of any other payment pursuant to the terms of an Agreement, in each case, so that the Consulting Firm may debit the Participant’s Account.

(c) For purposes of this Trust Agreement, a “Change of Control” shall occur if a change of control of the nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K as in effect on the date hereof pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) occurs, provided that, without limitation, a “Change of Control” shall be deemed to have occurred if (a) the beneficial ownership at any time hereafter by any person, as defined herein, of capital stock of the Company, constitutes 20 percent or more of the general voting power of all of the Company’s outstanding capital or (b) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s

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shareholders, was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board. No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition by the Company, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control. For purposes of the definition of “Change of Control”, the following definitions shall be applicable:

(i) The term “person” shall mean any individual, group, corporation or other entity.

(ii) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Company:

A. which that person owns directly, whether or not of record, or

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B. which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

C. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

D. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company.

(iii) The outstanding shares of capital stock of the Company shall include shares deemed owned through application of clauses (ii) (B), (C) and (D), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

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(iv) Shares of capital stock, if any, held by The Chase Manhattan Bank, N.A. under the Indenture and the Escrow Agreement dated as of November 1, 1971 between International Paper Company and said bank shall not be deemed owned by International Paper Company or by said bank for purposes of this definition, so long as they are held by said bank under said Escrow Agreement, but said shares shall be deemed outstanding for the purpose of determining the aggregate number of outstanding shares of capital stock of the Company.

(d) For purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if (i) any third person commences a tender or exchange offer for 20% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; (ii) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (iii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; or (iv) the Board of Directors adopts a resolution to the effect that, for purposes of this Trust Agreement, a Change of Control is imminent.

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(e) The Consulting Firm shall be The Andesa Companies, Inc., or such successor firm of consulting actuaries as the Company shall select prior to a Change of Control, or after a Change of Control, such successor firm of consulting actuaries as the Trustee shall select. It is not intended that the Consulting Firm act in a fiduciary capacity under the Agreements or the Trust.

(f) The Company shall furnish the Consulting Firm with copies of each Agreement and any and all amendments thereto. The Company will promptly provide the Consulting Firm with a copy of any notice of termination required pursuant to the terms of any of the Agreements with respect to any Participant and will also promptly provide the Consulting Firm with any and all additional information the Consulting Firm reasonably requests or the Company believes would be useful to the Consulting Firm in order to enable the Consulting Firm to determine the amount of Agreement Payments with respect to each Participant and will promptly update such information as it changes. The Company will use its best efforts to cause each Participant to provide the Consulting Firm with all information that it may reasonably request in order to determine the amount of Agreement Payments with respect to the Participant.

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(g) The fair market value of the Trust Assets shall be determined by the Trustee whenever required pursuant to this Trust Agreement, but in any event not less than quarterly. The Trustee may base such determination upon such sources of information as it may deem reliable including, but not limited to, information reported in (1) newspapers of general circulation, (2) standard financial periodicals or publications, (3) statistical and valuation services, (4) the records of securities exchanges or brokerage firms deemed by the Trustee to be reliable, or any combination thereof. The Trustee shall promptly inform the Consulting Firm of any such valuation.

Section 4. Payments to the Participants

(a) The Trustee shall make payments to the Participants from the Trust Assets, if and to the extent such Trust Assets are available for distribution, in accordance with the provisions of this Trust Agreement, provided that the Company is not Insolvent (as defined in Section 5(a)) at the time any such payment is required to be made.

(b) Subject to Section 4(a) hereof, upon written demand for payment by a Participant accompanied with a copy of a “Notice of Qualification” (as defined below) with respect to such Participant (or by the Participant’s beneficiary or beneficiaries), the Consulting Firm shall, within

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five business days of such demand, direct the Trustee to pay the Participant (or such beneficiary or beneficiaries) an amount equal to the lesser of the amount so demanded for payment or the then credit balance in the Participant’s Account; provided, however, that if the aggregate of the then credit balances in the Participants’ Accounts exceeds the then fair market value of the Trust Assets, then the Consulting Firm shall direct the Trustee to pay to the Participant (or beneficiary or beneficiaries) the lesser of the amount so demanded or such portion of the credit balance in the Participant’s Account which is equal to (a) the full credit balance in the Participant’s Account multiplied by (b) a fraction (i) the numerator of which is the then fair market value of the Trust Assets and (ii) the denominator of which is the aggregate of the then credit balances in the Participants’ Accounts. The Trustee shall pay the Participant (or beneficiary or beneficiaries) the amount set forth in the notice from the Consulting Firm within five business days of receiving notice from the Consulting Firm. Whenever the Consulting Firm notifies the Trustee that it has received a Notice of Qualification and a demand for payment from a Participant or beneficiary, the Trustee shall supply the Consulting Firm with the current fair market value of the Trust Assets within 2 business days so that the Consulting Firm may make the determination required hereunder. For

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the purposes of this Trust Agreement, a “Notice of Qualification” shall be a written statement by the Participant or the Participant’s beneficiary or beneficiaries that states that pursuant to the terms of the Agreement applicable to such Participant or pursuant to which the Participant is a participant, the Participant or the Participant’s beneficiary or beneficiaries is entitled to payment thereunder. The Trustee shall be under no duty to make inquiry as to whether the determination made by Participant or the Participant’s beneficiary or beneficiaries is correct or whether any payment so demanded and determined is proper and correct. Nothing in this Section 4(b) shall be construed to limit the obligation of the Company to make all contributions to the Trust required by Section 2(b).

(c) Anything in this Trust Agreement to the contrary notwithstanding, all payments pursuant to this Section 4 may be made without the approval or direction of the Company, shall be made despite any direction to the contrary by the Company and shall be made upon the direction of the Consulting Firm.

(d) If the Trust Assets are not sufficient to make all payments to the Participants required to be made pursuant to the terms of the Agreements, the Company shall pay to each Participant the balance of each such payment as

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it falls due. If such payments are not made by the Company, and the Trust later contains sufficient Trust Assets to make such payments, they shall be made from the Trust Assets, together with interest at the rate determined pursuant to Section 1274(d) of the Code, subject to the requirements of Sections 4(a) and 4(b) hereof.

Section 5. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Insolvent

(a) The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they mature, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or any similar law of any state.

(b) At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company as hereinafter set forth, and at any time the Trustee has actual knowledge, or has determined, that the Company is Insolvent, the Trustee shall deliver any undistributed Trust Assets to satisfy such claims as a court of competent jurisdiction may direct. The Board and the chief executive officer of the Company shall have the duty to inform the Trustee of the Company’s Insolvency. If the Company or a person claiming

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to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall independently determine, within thirty (30) days after receipt of such notice, whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payments to the Participants, shall hold the Trust Assets for the potential benefit of the Company’s general creditors, and shall resume payments to the Participants in accordance with Section 4 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, if the Trustee initially determines the Company to be Insolvent). If the Trustee, after the expiration of such thirty (30) days, in good faith and with the advice of such advisors as may be retained pursuant to Section 6 hereof is unable to determine whether the Company is Insolvent, the Trustee (i) shall so notify the Company and the Consulting Firm in writing (and the Consulting Firm shall promptly notify the Participants and their beneficiaries at the address supplied by the Company) and any of the Trustee, the Company or any of the Participants or any of their beneficiaries may apply to any court of competent jurisdiction for a determination, for purposes of this Trust, as to whether or not the Company is Insolvent, and (ii) the Trustee shall thereupon hold the Trust Assets pursuant to the terms of this Trust Agreement pending the

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determination of such court. Unless the Trustee has actual knowledge of the Company’s Insolvency, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee as will give the Trustee a reasonable basis for making a determination concerning the Company’s solvency. For purposes of this Trust Agreement, the Trustee shall be considered to possess any knowledge and information concerning the Company that is in the possession of the Trustee’s Banking Department or other department and can reasonably be imputed to the Trustee under normal bank procedures. Nothing in this Trust Agreement shall in any way diminish any rights of a Participant to pursue his rights as a general creditor of the Company with respect to the Agreements or otherwise.

(c) If the Trustee discontinues payments from the Trust to any Participant or beneficiary pursuant to Section 5(b) and subsequently resumes such payments, the first payment following such discontinuance shall, subject to Sections 4(a) and 4(b) hereof, include the aggregate amount of all payments which would have been made to the Participant or beneficiary (together with interest at the rate determined pursuant to Section 1274 of the Code on the amount delayed) during the period of such discontinuance,

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less the aggregate amount of payments made to each such Participant or beneficiary by the Company in lieu of the payments provided for hereunder during any such period of discontinuance, as certified to the Trustee by the Consulting Firm.

Section 6. Responsibility of Trustee and Consulting Firm

(a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to anyone for any action taken pursuant to a direction, request, or approval given by the Company or any Participant contemplated by and complying with the terms of this Trust Agreement. The Trustee shall discharge its responsibility for the investment, management and control of the Trust Assets solely in the interest of the Participants and for the exclusive purpose of assuring that, to the extent of available Trust Assets, all Agreement Payments are paid when due to the Participants.

(b) The Trustee and the Consulting Firm shall not be required to undertake or to defend any litigation arising

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in connection with this Trust Agreement, unless it be first indemnified by the Company against its prospective costs, expenses and liability, and the Company hereby agrees to indemnify the Trustee and the Consulting Firm for such costs, expenses, and liability.

(c) The Trustee and the Consulting Firm may consult with legal counsel (who may also be counsel for the Trustee and the Consulting Firm, as the case may be, generally) with respect to any of its duties or obligations hereunder, and shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel.

(d) The Trustee and the Consulting Firm may each hire agents, accountants, and financial consultants.

(e) The Trustee is authorized and empowered:

(i) To purchase, hold, sell, invest and reinvest the assets of the Trust, together with income therefrom;

(ii) To hold, manage and control all property at any time forming part of the assets of the Trust;

(iii) To sell, convey, transfer, exchange and otherwise dispose of the assets of the Trust from time to time in such manner, for such consideration and upon such terms and conditions as it shall determine;

(iv) To make payments from the Trust as provided hereunder; and

(v) To exercise all the further rights, powers, options and privileges granted, provided for or vested in trustees generally under applicable Federal or State of

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New Jersey law, as amended from time to time, it being intended that, except as herein otherwise provided, the powers conferred upon the Trustee herein shall not be construed as being in limitation of any authority conferred by law, but shall be construed as in addition thereto.

(f) The Trustee in any and all events is authorized and empowered to do all other acts necessary or desirable for the proper administration of the assets of the Trust, as though the absolute owner thereof, including, but not limited to, authorization and power:

(i) To cause any property of the Trust to be issued, held or registered in the individual name of the Trustee, or in the name of its nominee, or in such form that title will pass by delivery, provided, the records of the Trustee shall indicate the true ownership of such property;

(ii) To employ such agents and counsel as may be reasonably necessary in managing and protecting the Trust assets and to pay them reasonable compensation; and

(iii) To settle, compromise or abandon with the consent of the Company all claims and demands from other than the Participants or the Company in favor of or against the assets of the Trust.

Section 7. Compensation and Expenses of Trustee and Consulting Firm

The Trustee and the Consulting Firm shall each be entitled to receive such reasonable compensation for their services as shall be agreed upon by the Company and the Trustee or the Consulting Firm, as the case may be. The Trustee and the Consulting Firm shall each also be entitled to receive their reasonable expenses incurred with respect

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to the administration of the Trust, including counsel fees and fees incurred by the Trustee and the Consulting Firm pursuant to Sections 6(c) and 6(d) of this Trust Agreement. Prior to a Change of Control such compensation and expenses shall be payable by the Company and if not so paid, shall be paid by the Trustee from the Trust Assets. After a Change of Control such compensation and expenses shall be paid by the Trustee from the Trust Assets and if not so paid, shall be paid by the Company.

Section 8. Resignation and Replacement of Trustee

(a) The Trustee may resign at any time during the term of this Trust by delivering to the Company a written notice of the proposed resignation. The Consulting Firm shall deliver a copy of any such notice to each Participant and beneficiary at the address supplied by the Company. Such resignation shall take effect upon the qualification of a successor Trustee and such successor Trustee commencing to act as such.

(b) In the event that, prior to a Change of Control, the Trustee notifies the Company of its intention to resign, in accordance with the foregoing provisions of this Section 8, the Company shall appoint a successor Trustee which shall be a bank or trust company. The Trustee hereunder shall thereupon deliver to the successor Trustee all

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property of this Trust, together with such records and documents as may be reasonably required to enable the successor Trustee to properly administer the Trust, reserving such funds as it reasonably deems necessary to cover its unpaid bills and expenses, and closing costs.

(c) Upon qualification of a successor Trustee, all right, title and interest of the resigning Trustee in the Trust Assets and all rights and privileges under this Trust Agreement theretofore vested in such resigning Trustee shall vest in the successor Trustee where applicable, and thereupon all future liability of said resigning Trustee shall terminate; provided, however, that the Trustee shall execute, acknowledge and deliver all documents and written instruments which are necessary to transfer and convey the right, title and interest in the Trust Assets, and all rights and privileges to the successor Trustee.

(d) Nothing in this Trust Agreement shall be interpreted as depriving the Trustee or the Company of the right to have a judicial settlement of the Trustee’s accounts, and upon any proceeding for a judicial settlement of the Trustee’s accounts or for instructions the only necessary parties thereto will be the Trustee and the Company.

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Section 9. Amendment or Termination

(a) This Trust Agreement may be amended any time prior to the time any Additional Contribution is made (or, after the time any Additional Contribution is made if such Additional Contribution is returned to the Company in accordance with Section 2(c) hereof) and to any extent (including amendments to Exhibit A hereto) by a written instrument executed by the Trustee, the Consulting Firm and the Company.

(b) This Trust shall be revocable by the Company prior to the time any Additional Contribution is made or required to be made pursuant to the terms hereof by the Company to the Trust and may be terminated by the Company prior thereto (or, after the time any Additional Contribution is made if such Additional Contribution is returned to the Company in accordance with Section 2(c) hereof). After the occurrence of a Change of Control, the Trust shall remain in effect until the receipt by the Trustee of a certification from the Consulting Firm that all liabilities under all the Agreements have been satisfied; provided that, if any payment made from the Trust or to be made pursuant to any of the Agreements is being contested or litigated, the Trust shall remain in effect until such contest, litigation or dispute is resolved.

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(c) At the termination of the Trust pursuant to Section 9(b), the Trustee shall as soon as practicable, but in any event within ninety days of the date of such termination, transfer to the Company in cash the value of the Trust Assets as of the termination date.

Section 10. Protection of Trustee and Consulting Firm

(a) The Company agrees, to the extent permitted by applicable law, to indemnify the Trustee and the Consulting Firm and hold them harmless from and against any claim or liability that may be asserted against them by reason of their taking or refraining from taking any action under this Trust Agreement, including, without limiting the generality of the foregoing, any claim brought against the Trustee or the Consulting Firm by the Company, in any case, otherwise than on account of the Trustee’s or the Consulting Firm’s own gross negligence or willful misconduct.

(b) The Trustee shall be fully protected in relying upon a certification of an authorized representative of the Company or the Consulting Firm with respect to any instruction, direction or approval of the Company or the Consulting Firm until a subsequent certification is filed with the Trustee.

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(c) The Trustee and the Consulting Firm shall each be fully protected in acting upon any instrument, certificate, or paper believed by them to be genuine and to be signed or presented by the proper person or persons, and neither the Trustee nor the Consulting Firm shall be under any duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the Trust and accuracy of the statements therein contained.

(d) The Trustee shall not be liable for the proper application of any part of the Trust Fund if distributions are made in accordance with the terms of this Trust Agreement and information furnished to the Trustee by the Consulting Firm. All persons dealing with the Trustee are released from inquiry into the decision or authority of the Trustee and from seeing to the application of any monies, securities or other property paid or delivered to the Trustee.

Section 11. Communication

(a) Communications to the Company shall be addressed to the Company at:

C. R. BARD, INC.

731 Central Avenue

Murray Hill, New Jersey 07974

Attn: General Counsel

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(b) Communications to the Trustee shall be addressed to it at:

Chase Manhattan Bank, N.A.

1211 Avenue of the Americas

New York, New York 10036

Attn: Trust and Estates Management Division

(c) Communications to the Consulting Firm shall be addressed to it at:

The Andesa Companies, Inc.

1621 North Cedar Crest Boulevard

Suite 102

Allentown, PA 18104

Attn: John E. Walker

Section 12. Severability and Alienation

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition without invalidating or in any other way limiting the remaining provisions hereof.

(b) The rights, benefits and payments of a Participant payable from the Trust Assets may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by a Participant to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The Trust Assets shall not in any manner be subject

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to the debts, contracts, liabilities, engagements or torts of any Participant and payments hereunder shall not be considered an asset of the Participant in the event of his insolvency or bankruptcy.

Section 13. Governing Law

This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law.

Section 14. Miscellaneous

(a) The Trustee shall not be either individually or severally liable for any taxes of any kind levied or assessed under the existing or future laws against the Trust Assets. The Trustee shall withhold from each payment to any Participant or beneficiary any Federal, state or local withholding taxes which is from time to time required to be deducted under applicable laws, as directed by the Consulting Firm, and shall pay such amount to the Company promptly. The Company shall pay over such withheld amount to the appropriate government authority. To the extent that any taxes levied or assessed upon the Trust are not paid by the Company, the Trustee shall pay such taxes out of the Trust Assets.

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(b) Expenses and fees of the Company for the administration of this Trust and services in relation thereto for actuarial, legal and accounting and other similar expenses, including any costs with respect to the creation of the Trust, shall be paid in accordance with Section 7 hereof.

(c) Participation in this Trust shall not give any Participant any right to be retained as an employee of the Company nor any rights other than those specifically enumerated herein or in any Agreement applicable to any Participant or pursuant to which such Participant is a participant.

(d) Any payment to any Participant or his beneficiary in accordance with the provisions of this Trust shall, to the extent thereof, be in full satisfaction of all claims against the Trustee and the Company under the Agreements. Nothing in this Trust shall relieve the Company of its liability to pay benefits under the Agreements except to the extent such liabilities are met through the use of the Trust Assets.

(e) Headings in this Trust Agreement are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

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(f) This Trust Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

(g) This Trust Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

(h) As used in this Trust Agreement, the masculine gender shall include the feminine and neuter genders.

(i) Any action of the Company pursuant to this Trust Agreement, including all orders, requests, data, directions, instructions and other related information shall be in writing signed on behalf of the Company by an officer or named designee of the Company.

(j) In the event that a Participant and his beneficiary shall both be deceased prior to the time payment is due the Participant or his beneficiary, then payment shall be made if due to the estate of the deceased Participant.

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IN WITNESS WHEREOF, the Company, the Trustee and the Consulting Firm have executed this Agreement as of the date first above written.

C. R. BARD, INC.

By:	/s/ Richard A. Flink
	Name:	Richard A. Flink
	Title:	Secretary

CHASE MANHATTAN BANK, N.A.

By:	/s/ John P. McVey
	Name:	John P. McVey
	Title:	Vice President

THE ANDESA COMPANIES, INC.

By:	/s/ John E. Walker
	Name:	John E. Walker
	Title:	Executive V.P.

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EXHIBIT A

C. R. BARD, INC.

CONTRACTS, AGREEMENTS AND PLANS

Retirement Plan for Outside

Directors of C. R. Bard, Inc.

Deferred Compensation Contract

Deferral of Directors’ Fees

Supplemental Insurance/Retirement Plan - Officers

Deferred Compensation Contract

Deferral of Discretionary Bonus

Deferred Compensation Contract

Deferral of Salary

Long Term Performance Incentive Plan

Excess Benefit Plan

Supplemental Executive Retirement Plan

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IN WITNESS WHEREOF, the Company, the Trustee and the Consulting Firm have executed this Agreement as of the date first above written.

C. R. BARD, INC.

By:	/s/ Richard A. Flink
	Name:	Richard A. Flink
	Title:	Secretary

CHASE MANHATTAN BANK, N.A.

By:	/s/ John P. McVey
	Name:	John P. McVey
	Title:	Vice President

THE ANDESA COMPANIES, INC.

By:	/s/ John E. Walker
	Name:	John E. Walker
	Title:	Executive V.P.

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AMENDMENT TO C. R. BARD, INC.

AGREEMENT AND PLANS TRUST

THIS AMENDMENT dated as of September 29, 2004, to the C. R. Bard, Inc. Agreement and Plans Trust amended and restated as of February 8, 1989, and further amended and restated as of January 18, 2000, and further amended and restated as of September 13, 2000, and further amended and restated as of December 10, 2001, and further amended and restated as of April 15, 2002, and further amended and restated as of June 1, 2003, and further amended and restated as of January 20, 2004, by and between C. R. Bard, Inc., a New Jersey Corporation (the “Company”), JP Morgan Chase Bank (formerly Chase Manhattan Bank, N. A.) (the “Trustee”) and The Andesa Companies, Inc., a Pennsylvania corporation (the “Consulting Firm”) (the “Trust Agreement”).

WITNESSETH:

WHEREAS, the Company, the Trustee and the Consulting Firm entered into the Trust Agreement, and

WHEREAS, the parties now desire to amend Exhibit A to the Trust Agreement to simplify the presentation of Exhibit A thereto,

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A to the Trust Agreement including the schedule thereto are hereby superceded and replaced in their entirety with the form of Exhibit A attached hereto.

2.	Except as amended by section 1 hereinabove, the Trust Agreement including without limitation Exhibit A thereto remains in full force and effect, without modification.

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3.	The Trust Agreement as amended by this Amendment is hereby restated in its entirety and the replacement Exhibit A to the Trust Agreement is incorporated in and attached to the Trust Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment and initialed the new Exhibit A thereto as of the date first above written.

C. R. BARD, INC.		JP MORGAN CHASE BANK

By:	/S/ TIMOTHY M. RING	By:	/S/ SUSAN GREENWALD
	Timothy M. Ring, Chairman and Chief Executive Officer	Name: Title:	[signature] Susan Greenwald Vice President

THE ANDESA COMPANIES, INC.

By:	/S/ RODMAN D. YOUNG
[signature]
Name:	Rodman D. Young
Title:	Treasurer

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Exhibit A to C. R. Bard, Inc.

Agreement and Plans Trust

C. R. Bard, Inc.

Contracts, Agreements and Plans

(each as amended and/or restated, if applicable)

Retirement Plan for Outside Directors of C. R. Bard, Inc.

Deferred Compensation Contract - Deferral of Directors’ Fees

Supplemental Insurance/Retirement Plan - Officers

Deferred Compensation Contract - Deferral of Discretionary Bonus

Deferred Compensation Contract - Deferral of Salary

Long Term Performance Incentive Plan

Excess Benefit Plan

Supplemental Executive Retirement Plan

Supplemental Executive Retirement Agreement with William H. Longfield

Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc.

Change of Control Agreements (exclusive of payments, benefits and other compensation and support required to be made or provided to the Executive pursuant to section 4 thereof as compensation for or in connection with Executive’s employment, if any, by the Company during the Employment Period, as therein defined). Change of Control Agreements entered prior to October 11, 1999 are as clarified by letters dated October 11, 1999 with respect to the calculation of “Gross Up Payment.” Change of Control Agreements entered prior to June 1, 2003 are also as clarified by letters dated May 5, 2003 with respect to the definition of the term “Accounting Firm” as used in Section 9, “Gross-up.”

JPMorgan Chase Bank Trustee
Company	Consulting Firm	Trustee
Initial: /s/ TMR	Initial: /s/ RDY	Initial: /s/ SG

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